EXHIBIT 99.4

CONSENT OF PERELLA WEINBERG PARTNERS LP

We hereby consent to the use of our opinion letter dated October 27, 2017 addressed to the Board of Directors of Strayer Education, Inc., included as Annex D to the joint proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Strayer Education, Inc., to be filed on December 4, 2017, relating to the proposed merger of a wholly owned subsidiary of Strayer Education, Inc. with and into Capella Education Company, as a result of which Capella Education Company will become a wholly owned subsidiary of Strayer Education, Inc., and to the references to such opinion in such proxy statement/prospectus under the captions:  “Summary—Opinion of Strayer’s Financial Advisor,” “The Merger—Strayer’s Reasons for the Merger; Recommendation of the Strayer Board of Directors” and “The Merger—Opinion of Strayer’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Additionally, such consent does not cover any further amendments to the Registration Statement.

/s/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

December 4, 2017